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                                                                HEI Exhibit 12.1
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Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


Nine months ended September 30                                2001 (1)            2001 (2)            2000 (1)            2000 (2)
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(dollars in thousands)
Fixed charges
Total interest charges (3)............................       $136,650            $228,891            $146,204            $233,524
Interest component of rentals.........................          3,161               3,161               3,218               3,218
Pretax preferred stock dividend requirements of
 subsidiaries.........................................          2,364               2,364               2,371               2,371
Preferred securities distributions of
   trust subsidiaries.................................         12,026              12,026              12,026              12,026
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Total fixed charges...................................       $154,201            $246,442            $163,819            $251,139
=================================================================================================================================

Earnings
Pretax income from continuing operations..............       $130,623            $130,623            $139,394            $139,394
Fixed charges, as shown...............................        154,201             246,442             163,819             251,139
Interest capitalized..................................         (1,711)             (1,711)             (2,220)             (2,220)
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Earnings available for fixed charges..................       $283,113            $375,354            $300,993            $388,313
=================================================================================================================================

Ratio of earnings to fixed charges....................           1.84                1.52                1.84                1.55
=================================================================================================================================
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(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI's consolidated statements of income.